Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Post-Effective Amendment No. 3 to Registration Statement (No. 333-192857) on Form N-2 of Monroe Capital Corporation and Subsidiaries (collectively, the Company) of our reports dated March 4, 2016, relating to our audits of the consolidated financial statements and senior securities table, appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the reference to our firm under the captions “Selected Consolidated Financial Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Chicago, Illinois
March 8, 2016